UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2007 (July 1, 2007)

ASIAMART, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30292	88-0405437
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

Room 1508 Peninsula Square
18 Sung On Street
Hunghom, Kowloon, Hong Kong
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (852) 3580-8805

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 1, 2007, Asiamart, Inc. (the “Company”) entered into an employment agreement with Mr. Kwan Pui Wong (the “Agreement”) whereby Mr. Kwan Pui Wong accepted the position of Chief Financial Officer of the Company. Under the terms of the Agreement, Mr. Kwan Pui Wong shall receive compensation comprised of an annual salary of HK $960,000 (USD $122,795) and certain employee benefits, including grants of stock options for the purchase of shares of the Company’s common stock to be granted from time to time in the sole discretion of the Company’s Board of Directors.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(b)	Resignation of Principal Officers and Directors

On July 1, 2007, Mr. Albert Wong resigned as the Chief Financial Officer of the Company.

There were no disagreements between Mr. Albert Wong and any officer or director of the Company. The Company provided a copy of the disclosures it is making in response to this Item 5.02 to Mr. Albert Wong and informed him that he may furnish the Company as promptly as possible with a letter stating whether he agrees or disagrees with the disclosures made in response to this Item 5.02, and that if he disagrees, then the Company requests that he provide the respects in which he does not agree with the disclosures. The Company will undertake to file any letter received from Mr. Albert Wong, if any, as an exhibit to an amendment to this current report on Form 8-K within two business days after receipt.

(c)	Appointment of Officers

Upon the resignation of Mr. Albert Wong, Mr. Kwan Pui Wong was appointed as Chief Financial Officer of the Company effective July 1, 2007.

Mr. Kwan Pui Wong, 48 years old, is a graduate of the Hong Kong Polytechnic University where he obtained a degree in Accounting. Mr. Kwan Pui Wong has over 25 years of experience in international accounting and auditing, financing planning and management. He is an associate member of the Hong Kong Institute of Certified Public Accountants. Since May 2006, Mr. Kwan Pui Wong has served as the company secretary and authorized representative of a Hong Kong listed company. During the past five years, Mr. Kwan Pui Wong has provided CPA and corporate finance advisory services to various small and medium-sized businesses. The CPA services he provides encompass accounting, taxation, auditing and company secretarial work. With respect to the corporate finance advisory services Mr. Kwan Pui Wong provides, he has been involved in funds sourcing for businesses in China and Canada which operate in various industries, including consumer retail, wind power generation, light bulb production, fresh water and sewage treatment plants and property development.

There are no family relationships among the directors or executive officers.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Kwan Pui Wong is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to Mr. Kwan Pui Wong or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Item 9.01 Financial Statement and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement dated July 1, 2007 by and between the Company and Mr. Kwan Pui Wong

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2007	ASIAMART, INC. (Registrant)

	By:	/s/ Alex Yue
Alex Yue Chief Executive Officer